Exhibit 10.16

Vehicle Purchase Agreement

This purchase agreement dated July 29, 2002 between Mirenco, Inc., P.O. Box 343, Radcliffe, Iowa 50230, (purchaser), and Fosseen Manufacturing Co., Inc., P.O. Box 347, Radcliffe, IA 50230, (seller), for the purpose of transferring ownership of the four vehicles described below from the seller to the purchaser is subject to the following terms and conditions:

Description of vehicles (all pickups):

Description	VIN #	Fair Market Value as of July 29, 2002	Amount owed By seller to Randall-Story State Bank	Difference Due Seller
1990 Ford F350 Dually	1FTJX35G5LKA91783	$4,900.00	$0.00	$4,900.00
1994 Ford F150	1FTEF15N8RLB11602	5,000.00	0.00	5,000.00
2000 Ford Ranger	1FTYR14X3YPA00311	12,925.00	8,161.14	4,763.86
2000 Ford F250	1FTNF20S5YEB30050	17,175.00	11,223.61	5,951.39

	Totals	$40,000.00	$19,384.75	$20,615.25

1.
Purchaser agrees to pay Randall-Story State Bank the sum of $19,384.76 in full payment of existing notes held in the name of the seller by Randall-Story State Bank relative to vehicles described above. In addition, purchaser agrees to pay seller the total sum of $20,615.25 representing the difference between the July 29, 2002 fair market value of the four vehicles and the amount purchaser agrees to pay Randall-Story State Bank as outlined in the previous paragraph. Payment of said sum shall be made by the purchaser to the seller in 26 monthly installments of $861.52 each beginning August 4, 2002 and ending July 4, 2004. Such payments will include interest on the unpaid balance equal to 8.00% annually, computed on a 365-day year. Early payment of the unpaid balance plus interest to date owed to seller, although not required, may be made at anytime without penalty during the term of this agreement at the discretion of the purchaser.

2.
Seller agrees to deliver to purchaser titles to vehicles described above. Although not required to do so, seller may retain security interests not to exceed the amounts listed above under “Difference Due Seller”.

3.
Payments not received by seller by the 30th of the month shall be assessed a finance fee of 1.5 percent per month on the unpaid balance. This agreement shall be in default if the purchaser fails to make a scheduled payment within 90 days of its due date. Upon default, seller shall deliver written notice to purchaser of intent to repossess. Within 15 days of receipt of the written intent to repossess, purchaser shall forfeit all claims to said vehicles and physically deliver titles thereto to seller.

4.	This agreement is non-transferrable.

We the undersigned agree to the terms of this agreement dated this 29th day of July, 2002.

Signed:     /s/  Dwayne Fosseen
Mirenco, Inc. (purchaser)
Dwayne Fosseen, CEO

Signed:     /s/  Dwayne Fosseen
Fosseen Manufacturing Co., Inc. (seller)
Dwayne Fosseen, CEO